Exhibit 99.1

NewsRelease
For additional information, please contact US Airways Media Relations at 480-693-5729.
Contact: Daniel Cravens
480/693-5729
FOR IMMEDIATE RELEASE
US AIRWAYS GROUP, INC. REPORTS ANNUAL PROFIT OF $427 MILLION
Highlights of the US Airways Group, Inc. (the Company) fourth quarter and 2007 results:
▪	The Company reported a full year 2007 net profit of $427 million, or $4.52 per diluted share, which includes net special items of $13 million. Excluding net special items, the Company reported a net profit of $440 million, or $4.65 per diluted share.

▪	The Company reported a fourth quarter 2007 net loss of $79 million, or ($0.87) per share, which includes net special items of $37 million. Excluding net special items, the Company reported a fourth quarter 2007 net loss of $42 million or ($0.45) per share.

▪	For the full year, the Company accrued $49 million for its annual employee profit sharing program.

▪	The Company had $3.0 billion in total cash and investments, of which $2.5 billion was unrestricted, on Dec. 31, 2007.
TEMPE, Ariz., Jan. 24, 2008 — US Airways Group, Inc. (NYSE: LCC) today reported its fourth quarter and 2007 results. Net loss for the fourth quarter was $79 million, or ($0.87) per share, compared to a net profit of $12 million, or $0.13 per diluted share for the same period last year. Excluding net special items of $37 million, the Company reported a net loss of $42 million, or ($0.45) per share for its fourth quarter 2007.  This compares to a net profit excluding special items of $86 million, or $0.91 per diluted share for the fourth quarter of 2006, which included $74 million of net special items.
For the full year 2007, the Company reported a net profit of $427 million, or $4.52 per diluted share, which compares to a net profit before cumulative effect of change in accounting principle of $303 million, or $3.32 per diluted share for the full year 2006.  Excluding net special items of $13 million, the Company reported a net profit of $440 million, or $4.65 per diluted share.  This compares to a net profit excluding special items and before cumulative effect of change in accounting principle of $507 million, or $5.47 per diluted share for the same period last year, which included $204 million of net special items. See the accompanying notes in the Financial Tables section of this press release for a reconciliation of Generally Accepted Accounting Principles (GAAP) financial information to non-GAAP financial information.
US Airways Group Chairman and CEO Doug Parker stated, “Our 2007 results represent another profitable year since our merger in 2005 and we couldn’t be more proud of our 36,000 employees for their outstanding efforts. To recognize their hard work and dedication, we will celebrate these results by distributing $49 million in profit sharing to our team in early March.
“Our fourth quarter results were materially impacted by increases in fuel prices. Had our fuel price per gallon simply remained at last year’s fourth quarter levels, our 2007 fourth quarter fuel expense would have been approximately $230 million lower.
“We were particularly pleased with the performance of our operation in the fourth quarter. Our team did an excellent job of taking care of our customers during the peak holiday season under difficult weather conditions. As reported by the Department of Transportation, US Airways was second among the Big Six airlines in on-time performance for the month of November and we believe our December results were even better relative to our peers. Our employees have done a phenomenal job of restoring US Airways’ operational integrity and we thank them for their outstanding work.
“As we begin 2008, our industry appears to be headed for another difficult period due to extremely high oil prices and a potentially softening economy. However, US Airways is well prepared for such an environment. We have a very strong balance sheet and from an operating standpoint, we completed the major integration milestones of obtaining a single operating certificate and completed other systems integrations in 2007. We enter 2008 with a team that is doing an excellent job of taking care of our customers and aggressively managing our expenses. We look forward to continuing that trend during the year ahead,” concluded Parker.
Revenue and Cost Comparisons
Mainline passenger revenue per available seat mile (PRASM) in the fourth quarter was 10.51 cents, up 3.9 percent over the same period last year. Express PRASM was 18.49 cents, up 5.2 percent over the fourth quarter 2006. Total mainline and Express PRASM for US Airways Group was 11.83 cents, which was up 4.3 percent over the fourth quarter 2006 on a 4.4 percent decline in total available seat miles (ASMs).
Mainline cost per available seat mile (CASM) at US Airways Group was 12.04 cents, up 9.7 percent versus the same period last year on a decrease in mainline capacity of 4.6 percent versus the fourth quarter of 2006. Fuel was the largest driver of this increase as average mainline fuel price per gallon increased 32.6%. Excluding fuel, unrealized and realized gains/losses on fuel hedging instruments, and net special items, mainline CASM was 8.09 cents, up 5.8 percent from the same period last year.
Chief Financial Officer Derek Kerr stated, “The increase in CASM excluding fuel and special items was largely driven by a continued reduction in capacity and the execution of our operational improvement plan to enhance reliability. That operational improvement plan is working and we anticipate the increase in non-fuel unit costs will be smaller beginning in the second quarter and for the remainder of the year.”

Liquidity
As of Dec. 31, 2007, the Company had $3.0 billion in total cash and investments, of which $2.5 billion was unrestricted.
Fourth Quarter Special Items
During its fourth quarter, the Company recognized $37 million of net special items. Expenses for the quarter included a $99 million increase to long-term disability obligations for pilots as a result of a change in the FAA mandated pilot retirement age from 60 to 65, $15 million of merger related transition expenses, a $10 million impairment loss on available for sale auction rate securities considered to be other than temporary, and $5 million related to the reduction of flying at the Pittsburgh hub. These expenses were offset by a $59 million non-cash credit for unrealized net gains associated with the change in fair value of the Company’s outstanding fuel hedge contracts, a $17 million gain recognized on the sale of stock in ARINC Incorporated, $7 million in tax credits due to an IRS rule change allowing the Company to recover tax amounts for the years 2003-2006 for certain fuel usage, a $5 million pension curtailment gain related to the FAA mandated retirement age change, and a $4 million non-cash benefit for income taxes related to the reversal of non-cash tax provision from the utilization of pre-acquisition NOL recorded through the third quarter of 2007 due to the loss recorded in the fourth quarter.
Other Notable Accomplishments
Operations
•	Completed biannual Department of Defense (DOD) audit required of all commercial carriers that provide transportation for military and DOD personnel. The audit confirmed that US Airways meets or exceeds all requirements established in 12 operations and maintenance areas.

•	Implemented operational performance initiatives designed to improve reliability, convenience and appearance; as a result, the airline’s fourth quarter on-time performance improved 3.4 points to 76.9 percent over the fourth quarter 2006.

•	Recalled 200 furloughed flight attendants.
Marketing
•	Announced the airline’s first ever service to London’s Heathrow Airport from Philadelphia, which is scheduled to start March 29, 2008. The airline plans to operate the flights with US Airways’ flagship international aircraft, the Airbus A330 with 29 Envoy and 259 economy seats.

•	Launched new, upgraded First Class menus on flights in the United States, Canada, Latin America and the Caribbean. The new menus were developed based on feedback from US Airways frequent flyers and with significant input from the airline’s flight attendants. Entrees are based on classic American cuisine, featuring fresh, high-quality ingredients with an emphasis on healthier choices.

•	Added PayPal as a new payment method for customers purchasing tickets through usairways.com. Customers may now choose from numerous payment options, including Pay Pal, credit card, debit card and Bill Me Later.

•	Became the first airline to implement Text Message technology that allows customers to receive on-demand flight status and enroll in the frequent flyer program via mobile phone or PDA. Customers are able to check the status of their flight by simply texting their flight number to TEXTUS (839887). Sending the word “join” to the same number allows a customer to instantly join the Dividend Miles program at any time.

•	Introduced upgraded buy on board in-flight meals and snacks with its In-Flight Cafe service. The new menus feature a selection of fresh meals and a snack box that will change every two months to offer customers greater variety.
Finance
•	Agreed to terms to add seven Airbus A330-200s to the airline’s widebody fleet. These additional aircraft augment an existing order for ten A330-200s, and will be used to support the airline’s international growth plans.
Analyst Conference Call/Webcast Details
US Airways will conduct a live audio webcast of its earnings call today at 10:30 a.m. ET, which will be available to the public on a listen-only basis at www.usairways.com under the About US >> Investor Relations tab. An archive of the call/webcast will be available in the Public/Investor Relations portion of the Web site through Feb. 24, 2008.
The airline will also update its investor relations guidance on its Web site (www.usairways.com). Information that could be updated includes cost per available seat mile (CASM) excluding fuel and transition expenses, fuel prices and hedging positions, other revenues, estimated interest expense/income and merger related transition expense guidance. The investor relations update page also includes the airline’s capacity, fleet plan, and estimated capital spending for 2008.
About US Airways
US Airways is the fifth largest domestic airline employing more than 36,000 aviation professionals worldwide. US Airways, US Airways Shuttle and US Airways Express operate approximately 3,800 flights per day and serve more than 230 communities in the U.S., Canada, Europe, the Caribbean and Latin America. US Airways is a member of the Star Alliance network, which offers our customers 17,000 daily flights to 897 destinations in 160 countries worldwide. This press release and additional information on US Airways can be found at www.usairways.com. (LCCF)
Forward Looking Statements
Certain of the statements contained herein should be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “indicate,” “anticipate,” “believe,” “forecast,” “estimate,” “plan,” “guidance,” “outlook,” “could,” “should,” “continue” and similar terms used in connection with statements regarding the outlook of US Airways Group, Inc. (the “Company”). Such statements include, but are not limited to, statements about expected fuel costs, the revenue and pricing environment, the Company’s expected financial performance and operations, future financing plans and needs, overall economic conditions and the benefits of the business combination transaction involving America West Holdings Corporation and US Airways Group, including future financial and operating results and the combined companies’ plans, objectives, expectations and intentions. Other forward-looking statements that do not relate solely to historical facts include, without limitation, statements that discuss the possible future effects of current known trends or uncertainties or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties that could cause the Company’s actual results and financial position to differ materially from the Company’s expectations. Such risks and uncertainties include, but are not limited to, the following: the impact of high fuel costs, significant disruptions in the supply of aircraft fuel and further significant increases to fuel prices; our high level of fixed obligations and our ability to obtain and maintain financing for operations and other purposes; our ability to achieve the synergies anticipated as a result of the merger and to achieve those synergies in a timely manner; our ability to integrate the management, operations and labor groups of US Airways Group and America West Holdings; labor costs and relations with unionized employees generally and the impact and outcome of labor negotiations; the impact of global instability, including the current instability in the Middle East, the continuing impact of the military presence in Iraq and Afghanistan and the terrorist attacks of September 11, 2001 and the potential impact of future hostilities, terrorist attacks, infectious disease outbreaks or other global events that affect travel behavior; reliance on automated systems and the impact of any failure or disruption of these systems; the impact of future significant operating losses; changes in prevailing interest rates; our ability to obtain and maintain commercially reasonable terms with vendors and service providers and our reliance on those vendors and service providers; security-related and insurance costs; changes in government legislation and regulation; our ability to use pre-merger NOLs and certain other tax attributes; competitive practices in the industry, including significant fare restructuring activities, capacity reductions and in court or out of court restructuring by major airlines; continued existence of prepetition liabilities; interruptions or disruptions in service at one or more of our hub airports; weather conditions; our ability to obtain and maintain any necessary financing for operations and other purposes; our ability to maintain adequate liquidity; our ability to maintain contracts that are critical to our operations; our ability to operate pursuant to the terms of our financing facilities (particularly the financial covenants); our ability to attract and retain customers; the cyclical nature of the airline industry; our ability to attract and retain qualified personnel; economic conditions; and other risks and uncertainties listed from time to time in our reports to the Securities and Exchange Commission. There may be other factors not identified above of which the Company is not currently aware that may affect matters discussed in the forward-looking statements, and may also cause actual results to differ materially from those discussed. All forward-looking statements are based on information currently available to the Company. The Company assumes no obligation to publicly update or revise any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting such estimates. Additional factors that may affect the future results of the Company are set forth in the section entitled “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2007, which is available at www.usairways.com.
Financial Tables to Follow

US Airways Group, Inc.
Condensed Consolidated Statements of Operations
(in millions except share and per share amounts)
(unaudited)

	3 Months Ended	3 Months Ended	Percent	12 Months Ended	12 Months Ended	Percent
	December 31, 2007	December 31, 2006	Change	December 31, 2007	December 31, 2006	Change
Operating revenues
Mainline passenger	$1,902	$1,918	(0.8)	$8,135	$7,966	2.1
Express passenger	659	650	1.5	2,698	2,744	(1.7)
Cargo	36	39	(7.3)	138	153	(9.4)
Other	179	179	—	729	694	4.9

Total operating revenues	2,776	2,786	(0.4)	11,700	11,557	1.2

Operating expenses
Aircraft fuel and related taxes	730	575	26.9	2,630	2,518	4.4
Loss (gain) on fuel hedging instruments, net:
Realized	(75)	20	nm	(58)	9	nm
Unrealized	(59)	26	nm	(187)	70	nm
Salaries and related costs	643	516	24.6	2,302	2,090	10.1
Express expenses:
Fuel	225	179	25.8	765	764	0.1
Other	447	451	(0.8)	1,829	1,795	1.9
Aircraft rent	185	186	(0.5)	727	732	(0.6)
Aircraft maintenance	157	150	4.8	635	582	9.1
Other rent and landing fees	128	136	(5.9)	536	568	(5.7)
Selling expenses	106	99	7.2	453	446	1.6
Special items, net	15	10	58.8	99	27	nm
Depreciation and amortization	52	43	21.5	189	175	8.2
Other	296	320	(7.8)	1,247	1,223	2.0

Total operating expenses	2,850	2,711	5.1	11,167	10,999	1.5

Operating income (loss)	(74)	75	nm	533	558	(4.5)

Nonoperating income (expense)
Interest income	41	42	(3.1)	172	153	12.5
Interest expense, net	(67)	(73)	(9.0)	(273)	(295)	(7.5)
Other, net	13	1	nm	2	(12)	nm

Total nonoperating expense, net	(13)	(30)	(56.4)	(99)	(154)	(35.7)

Income (loss) before income taxes and cumulative effect of change in accounting principle	(87)	45	nm	434	404	7.4

Income tax provision (benefit)	(8)	33	nm	7	101	(93.5)

Income (loss) before cumulative effect of change in accounting principle	(79)	12	nm	427	303	41.1

Cumulative effect of change in accounting principle	—	—	nm	—	1	nm

Net income (loss)	$(79)	$12	nm	$427	$304	40.6

Income (loss) per share before cumulative effect of change in accounting principle:

Basic	$(0.87)	$0.13		$4.66	$3.50

Diluted	$(0.87)	$0.13		$4.52	$3.32

Net income (loss) per share:

Basic	$(0.87)	$0.13		$4.66	$3.51

Diluted	$(0.87)	$0.13		$4.52	$3.33

Shares used for computation (in thousands):

Basic	91,761	89,892		91,536	86,447

Diluted	91,761	91,872		95,603	93,821

US Airways Group, Inc.
Operating Statistics

	3 Months Ended	3 Months Ended	Percent		12 Months Ended	12 Months Ended	Percent
	December 31, 2007	December 31, 2006	Change		December 31, 2007	December 31, 2006	Change
Mainline
Revenue passenger miles (in millions)	14,156	14,630	(3.2)		61,262	60,689	0.9
Available seat miles (ASM) (in millions)	18,094	18,963	(4.6)		75,842	76,983	(1.5)
Passenger load factor (percent)	78.2	77.2	1.0	pts	80.8	78.8	2.0	pts
Yield (cents)	13.44	13.11	2.5		13.28	13.13	1.2
Passenger revenue per ASM (cents)	10.51	10.12	3.9		10.73	10.35	3.7

Passenger enplanements (in thousands)	13,554	14,156	(4.3)		57,871	57,345	0.9
Departures (in thousands)	127.2	135.7	(6.3)		524.8	541.7	(3.1)
Aircraft (end of period)	356	359	(0.8)		356	359	(0.8)

Block hours	323,469	339,297	(4.7)		1,343,308	1,364,895	(1.6)
Average stage length (miles)	911	910	0.2		925	927	(0.3)
Average passenger journey (miles)	1,436	1,421	1.0		1,489	1,478	0.7
Fuel consumption (gallons in millions)	284.9	297.7	(4.3)		1,194.7	1,210.2	(1.3)
Average fuel price (dollars per gallon) with related taxes	2.56	1.93	32.6		2.20	2.08	5.8
Average fuel price including related taxes and realized loss (gain) on fuel hedging instruments, net (dollars)	2.30	2.00	14.9		2.15	2.09	3.1
Full-time equivalent employees (end of period)	34,437	34,077	1.1		34,437	34,077	1.1

Operating cost per ASM (cents)	12.04	10.98	9.7		11.30	10.96	3.1
Operating cost per ASM excluding special items (cents)	11.75	10.78	8.9		11.31	10.84	4.3
Operating cost per ASM excluding special items, fuel and realized gain (loss) on fuel hedging instruments, net (cents)	8.09	7.64	5.8		7.91	7.55	4.7

Express*
Revenue passenger miles (in millions)	2,505	2,552	(1.9)		10,332	10,611	(2.6)
Available seat miles (in millions)	3,567	3,694	(3.5)		14,159	14,899	(5.0)
Passenger load factor (percent)	70.2	69.1	1.1	pts	73.0	71.2	1.8	pts
Yield (cents)	26.33	25.45	3.5		26.12	25.86	1.0
Passenger revenue per ASM (cents)	18.49	17.58	5.2		19.06	18.42	3.5

Passenger enplanements (in thousands)	6,274	6,211	1.0		25,748	25,738	0.1
Aircraft (end of period)	286	294	(2.7)		286	294	(2.7)
Fuel consumption (gallons in millions)	85.8	89.5	(4.2)		342.5	356.8	(4.0)
Average fuel price (dollars per gallon) with related taxes	2.63	2.00	31.2		2.23	2.14	4.2

Operating cost per ASM (cents)	18.86	17.05	10.6		18.32	17.18	6.6
Operating cost per ASM excluding special items (cents)	18.97	17.05	11.3		18.35	17.18	6.8
Operating cost per ASM excluding special items and fuel, net (cents)	12.65	12.20	3.7		12.95	12.05	7.5

TOTAL — Mainline & Express
Revenue passenger miles (in millions)	16,661	17,182	(3.0)		71,594	71,300	0.4
Available seat miles (in millions)	21,661	22,657	(4.4)		90,001	91,882	(2.0)
Passenger load factor (percent)	76.9	75.8	1.1	pts	79.5	77.6	1.9	pts
Yield (cents)	15.38	14.94	2.9		15.13	15.02	0.7
Passenger revenue per ASM (cents)	11.83	11.33	4.3		12.04	11.66	3.3
Total revenue per ASM (cents)	12.82	12.30	4.2		13.00	12.58	3.4
Aircraft (end of period)	642	653	(1.7)		642	653	(1.7)
Passenger enplanements (in thousands)	19,828	20,367	(2.6)		83,619	83,083	0.6
Operating cost per ASM (cents)	13.16	11.97	10.0		12.41	11.97	3.7

*	Express includes US Airways Group’s wholly owned regional airline subsidiaries, Piedmont Airlines and PSA Airlines, US Airways’ MidAtlantic regional jet division, through May 27, 2006, as well as operating and financial results from capacity purchase agreements with Mesa Airlines, Chautauqua Airlines, Air Wisconsin Airlines and Republic Airlines.

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information
US Airways Group, Inc. (the “Company”) is providing disclosure of the reconciliation of reported non-GAAP financial measures to their comparable financial measures on a GAAP basis. The Company believes that the non-GAAP financial measures provide investors the ability to measure financial performance excluding special items, which is more indicative of the Company’s ongoing performance and is more comparable to measures reported by other major airlines. The Company believes that the presentation of mainline and Express CASM excluding fuel and gain or loss on fuel hedging instruments is useful to investors as both the cost and availability of fuel are subject to many economic and political factors beyond the Company’s control.
Reconciliation of Net Income (loss) before Cumulative Effect of Change in Accounting Principle Excluding Special Items for US Airways Group, Inc.

	3 Months Ended	3 Months Ended	12 Months Ended	12 Months Ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
	(in millions, except share and per share amounts)
Income (loss) before cumulative effect of change in accounting principle as reported	$(79)	$12	$427	$303

Special items:
Unrealized (gain) loss on fuel hedging instruments, net (1)	(59)	26	(187)	70
Non-cash tax provision (benefit) from utilization of pre-acquisition NOL (2)	(4)	26	7	85
Special items, net (3)	15	10	99	27
Other operating special items, net (4)	92	—	83	—
Nonoperating special items, net (5)	(7)	12	11	22

Income (loss) before cumulative effect of change in accounting principle, as adjusted for special items	$(42)	$86	$440	$507

Shares used for computation (in thousands):
Basic	91,761	89,892	91,536	86,447

Diluted	91,761	96,045	95,603	94,876

Income (loss) per share before cumulative effect of change in accounting principle, as adjusted for special items:
Basic	$(0.45)	$0.96	$4.79	$5.86

Diluted (6)	$(0.45)	$0.91	$4.65	$5.47

Reconciliation of Operating Cost per ASM Excluding Special Items, Fuel, Realized Gain (Loss) on Fuel Hedging Instruments, Net — Mainline only

US Airways Group, Inc.	3 Months Ended	3 Months Ended	12 Months Ended	12 Months Ended
(in millions)	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Total operating expenses	$2,850	$2,711	$11,167	$10,999
Less Express expenses:
Fuel	(225)	(179)	(765)	(764)
Other	(447)	(451)	(1,829)	(1,795)

Total mainline operating expenses	2,178	2,081	8,573	8,440

Special items:
Unrealized gain (loss) on fuel hedging instruments, net (1)	59	(26)	187	(70)
Special items, net (3)	(15)	(10)	(99)	(27)
Other operating special items, net (4)	(96)	—	(87)	—

Mainline operating expenses, excluding special items	2,126	2,045	8,574	8,343

Aircraft fuel (7)	(737)	(575)	(2,637)	(2,518)
Realized gain (loss) on fuel hedging instruments, net	75	(20)	58	(9)

Mainline operating expenses, excluding special items, fuel and realized gain (loss) on fuel hedging instruments, net	$1,464	$1,450	$5,995	$5,816

(in cents)
Mainline operating expenses per ASM	12.04	10.98	11.30	10.96

Special items per ASM
Unrealized gain (loss) on fuel hedging instruments, net (1)	0.33	(0.14)	0.25	(0.09)
Special items, net (3)	(0.08)	(0.05)	(0.13)	(0.04)
Other operating special items, net (4)	(0.53)	—	(0.11)	—

Mainline operating expenses per ASM, excluding special items	11.75	10.78	11.31	10.84

Aircraft fuel (7)	(4.07)	(3.03)	(3.48)	(3.27)
Realized gain (loss) on fuel hedging instruments, net	0.41	(0.11)	0.08	(0.01)

Mainline operating expenses per ASM, excluding special items, fuel and realized gain (loss) on fuel hedging instruments, net	$8.09	$7.64	$7.91	$7.55

Reconciliation of Operating Cost per ASM Excluding Special Items and Fuel — Express only

US Airways Group, Inc.	3 Months Ended	3 Months Ended	12 Months Ended	12 Months Ended
(in millions)	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Total Express operating expenses	$672	$630	$2,594	$2,559

Special items:
Other operating special items (4)	4	—	4	—

Express operating expenses, excluding special items	676	630	2,598	2,559

Aircraft fuel	(225)	(179)	(765)	(764)

Express operating expenses, excluding special items and fuel	$451	$451	$1,833	$1,795

(in cents)
Express operating expenses per ASM	18.86	17.05	18.32	17.18

Special items per ASM
Other operating special items, net (4)	0.11	—	0.03	—

Express operating expenses per ASM, excluding special items	18.97	17.05	18.35	17.18

Aircraft fuel	(6.31)	(4.85)	(5.40)	(5.13)

Express operating expenses per ASM, excluding special items and fuel	$12.65	$12.20	$12.95	$12.05

Note: Amounts may not recalculate due to rounding.

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

FOOTNOTES:

1)	The 2007 fourth quarter and twelve month periods include $59 million and $187 million of unrealized gain, respectively, and the 2006 fourth quarter and twelve month periods include $26 million and $70 million of unrealized loss, respectively, resulting from mark-to-market accounting for changes in the fair value of the Company’s fuel hedging instruments.

2)	For the twelve months ended December 31, 2007, the Company utilized $7 million of NOL acquired from US Airways. The valuation allowance associated with the acquired NOL was recognized as a reduction of goodwill rather than a reduction in tax expense. As a result, US Airways had a non-cash expense for income taxes of $7 million in the twelve months ended December 31, 2007. For the three months ended December 31, 2007, the Company recorded $4 million of non-cash benefit for income taxes related to the reversal of the non-cash expense for income taxes recorded through the third quarter of 2007 due to the loss recorded in the fourth quarter. For the three months and twelve months ended December 31, 2006, the Company utilized $26 million and $85 million, respectively, of NOL acquired from US Airways. Similar to 2007, this resulted in a reduction of goodwill rather than a reduction in tax expense. As a result, US Airways had a non-cash expense for income taxes of $26 million and $85 million in the three and twelve months ended December 31, 2006, respectively.

3)	The 2007 fourth quarter and twelve month periods include $15 million and $99 million, respectively, of merger related transition expenses. The 2006 fourth quarter includes $24 million of merger related transition expenses, offset by $14 million of gains associated with the settlement of bankruptcy claims. The 2006 twelve month period includes $131 million of merger related transition expenses, offset by a $90 million gain associated with the return of equipment deposits upon forgiveness of a loan and $14 million of gains associated with the settlement of bankruptcy claims.

4)	The 2007 fourth quarter and twelve month periods include the following operating expense special items for mainline and Express (in millions):

	3 Months Ended	12 Months Ended
	December 31, 2007	December 31, 2007
Mainline	$96	$87
Express	(4)	(4)

Total	$92	$83

The 2007 fourth quarter and twelve month periods for mainline include a $99 million increase to long-term disability obligations for pilots as a result of a change in the FAA mandated retirement age for pilots from 60 to 65 as well as $4 million in charges for flight attendant voluntary separation packages and lease termination costs related to the announced plans to reduce flying from Pittsburgh, which was offset by $7 million in tax credits due to an IRS rule change allowing the Company to recover tax amounts for years 2003-2006 for certain fuel usage. The 2007 twelve month period for mainline includes the items above offset by $9 million of insurance settlement proceeds related to business interruption and property damages incurred as a result of Hurricane Katrina. The 2007 fourth quarter and twelve month periods for Express include a $5 million pension curtailment gain related to the FAA mandated retirement age change discussed above offset by $1 million in charges as a result of reduced flying from Pittsburgh.

5)	The 2007 fourth quarter and twelve month periods include a $17 million gain recognized on the sale of stock in ARINC Incorporated offset by $10 million in impairment losses on certain available for sale auction rate securities considered to be other than temporary. The 2007 twelve month period also includes a $18 million write-off of debt issuance costs in connection with the refinancing of the $1.25 billion GE debt.

The 2006 fourth quarter includes a $12 million payment in connection with the inducement to convert $49 million of the 7% Senior Convertible Notes to common stock and a $1 million write-off of debt issuance costs associated with the converted notes, offset by $1 million of interest income earned by AWA on certain prior year federal income tax refunds. The 2006 twelve month period includes $6 million of prepayment penalties and an aggregate of $5 million in accelerated amortization of debt issuance costs in connection with the refinancing of the loan previously guaranteed by the ATSB and two loans previously provided to AWA by GECC, $17 million of payments in connection with the inducement to convert $70 million of the 7% Senior Convertible Notes to common stock and a $2 million write-off of debt issuance costs associated with the converted notes, offset by $8 million of interest income earned by AWA on certain prior year federal income tax refunds.

6)	The 2007 EPS computation excludes interest associated with the 7.0% senior convertible notes of $5 million for the twelve month period. The 2006 EPS computation excludes interest associated with the 7.0% senior convertible notes of $2 million and $9 million for the three and twelve month periods, respectively and the 7.5% convertible senior notes of $4 million for the twelve month period.

7)	The 2007 fourth quarter and twelve month periods fuel expense excludes the $7 million APU tax credit as this amount is already excluded from mainline operating expenses excluding special items, fuel, and realized gain (loss) on fuel hedging instruments, net through the other operating special items (4) above.

US Airways Group, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	December 31, 2007	December 31, 2006
Assets

Current assets
Cash, cash equivalents and investments	2,174	2,365
Restricted cash	2	1
Accounts receivable, net	374	388
Materials and supplies, net	249	223
Prepaid expenses and other	548	377

Total current assets	3,347	3,354

Property and equipment
Flight equipment	2,414	2,051
Ground property and equipment	703	598
Less accumulated depreciation and amortization	(757)	(583)

	2,360	2,066
Equipment purchase deposits	128	48

Total property and equipment	2,488	2,114

Other assets
Goodwill	622	629
Other intangibles, net	553	554
Restricted cash	466	666
Investments in marketable securities	353	—
Other assets, net	211	259

Total other assets	2,205	2,108

Total assets	$8,040	$7,576

Liabilities and Stockholders’ Equity

Current liabilities
Current maturities of debt and capital leases	117	95
Accounts payable	366	454
Air traffic liability	832	847
Accrued compensation and vacation	225	262
Accrued taxes	152	181
Other accrued expenses	859	873

Total current liabilities	2,551	2,712

Noncurrent liabilities and deferred credits
Long-term debt and capital leases, net of current maturities	3,031	2,907
Deferred gains and credits, net	168	205
Employee benefit liabilities and other	851	782

Total noncurrent liabilities and deferred credits	4,050	3,894

Stockholders’ equity
Common stock	1	1
Additional paid-in capital	1,536	1,501
Accumulated deficit	(95)	(522)
Treasury stock	(13)	(13)
Accumulated other comprehensive income (loss)	10	3

Total stockholders’ equity	1,439	970

Total liabilities and stockholders’ equity	$8,040	$7,576